EXHIBIT 10.46

Indemnification Agreement
Dated 25 August 2010
Reynolds Group Holdings Limited
for the benefit and in favour of
the Indemnitees defined in agreement
(Netherlands)

1. Definitions	4

2. Indemnification	4

3. Limitations on Indemnification	4

4. Indemnification Procedure	5

5. Severability	6

6. Governing law	6

7. Amendments	6

8. Termination	6

THIS Agreement is made on 25 August 2010
BY:
Reynolds Group Holdings Limited, a company registered in New Zealand whose registered office is at c/o Bell Gully (GJM), Level 22, Vero Centre, 48 Shortland Street, Auckland, New Zealand (“RGHL”);
IN FAVOUR AND FOR THE BENEFIT OF:
Each Indemnitee (as defined below).
BACKGROUND
A.	It is anticipated that one or more entities within the Reynolds group of companies (comprising of the Closure Systems International group of companies, the SIG group of companies, the Reynolds Consumer Products group of companies and the Evergreen group of companies) will indirectly acquire the Reynolds Packaging group of companies (the “Packaging Group”), from Reynolds Packaging (NZ) Limited (the “Acquisition”).

B.	The Acquisition will be documented by a Sale and Purchase Agreement (“SPA”) by and among Beverage Packaging Holdings (Luxembourg) III S.à r.l., as parent buyer, Reynolds Group Holdings Inc., as US subsidiary buyer, Closure Systems International B.V., as an international subsidiary buyer, and Reynolds Packaging (NZ) Limited, as seller, together with certain related ancillary documents (the SPA, together with such related ancillary agreements, being the “Acquisition Documents”).

C.	As a result of the Acquisition, certain members of the Packaging Group (including each Netherlands Guarantor) will be required to accede to certain existing financing arrangements of the Reynolds Group, including by the giving of guarantees and/or provision of security. In the case of each Netherlands Guarantor this is anticipated to be by way of:
1.	a guarantee in respect of the senior secured notes co-issued by Reynolds Group Issuer LLC, Reynolds Group Issuer Inc. and Reynolds Group Issuer (Luxembourg) S.A. in an amount of US$1,125 million due 2016 and €450 million due 2016 (the “2009 Notes”) by accession to the indenture dated November 5, 2009 under which the 2009 Notes were issued;

2.	the accession to the registration rights agreement in respect of the 2009 Notes dated November 5, 2009;

3.	a guarantee in respect of the senior unsecured notes co-issued by Reynolds Group Issuer LLC, Reynolds Group Issuer Inc. and Reynolds Group Issuer (Luxembourg) S.A. in an amount of US$1,000,000,000 due 2018 (the “2010 Unsecured Notes”) by accession to the indenture dated May 4, 2010 under which the 2010 Unsecured Notes were issued;

4.	the accession to registration rights agreement in respect of the 2010 Unsecured Notes dated May 4, 2010;

5.	a guarantee in respect of a US$2,705,000,000 and €330,000,000 multi-currency term and revolving senior secured credit agreement dated November 5, 2009, between, among others, RGHL, the borrowers listed therein and Credit Suisse AG, as amended by amendment no. 1 and joinder agreement dated January 21, 2010 (“Amendment No. 1 and Joinder Agreement”) and by amendment no. 2 and incremental term loan assumption agreement dated May 4, 2010 (the “Senior Secured Credit Facilities”);

6.	the accession to the first lien intercreditor agreement dated November 5, 2009, between, among others, The Bank of New York Mellon as the collateral agent, Credit Suisse AG, and the grantors from time to time party thereto and the representatives from time to time party thereto, as amended by Amendment No. 1 and Joinder Agreement;

7.	the accession to the intercreditor agreement dated May 11, 2007, as amended and restated by an amendment and restatement agreement date November 5, 2009 between, among others, RGHL as parent, Credit Suisse AG, Cayman Islands Branch as administrative agent, The Bank of New York Mellon as collateral agent, senior secured notes trustee and high yield noteholders trustee;

8.	the provision of a subordinated guarantee in respect of the senior indenture, dated June 29, 2007, in respect of the 8% Senior Notes (“2007 Senior Notes”) due 2016, initially issued in the aggregate principal amount of €480,000,000, between, among others, Beverage Packaging Holdings (Luxembourg) II S.A. (“BPII”), the Senior Note Guarantors (as defined therein), The Bank of New York Mellon as trustee, principal paying agent and transfer agent, BNY Fund Services (Ireland) Limited and Credit Suisse AG; and

9.	the provision of a subordinated guarantee in respect of the senior subordinated indenture, dated June 29, 2007, in respect of the 9 1/2% Senior Subordinated Notes due 2017 (“2007 Senior Subordinated Notes”), initially issued in the aggregate principal amount of €420,000,000, between, among others, BPII, the Senior Subordinated Note Guarantors (as defined therein), The Bank of New York Mellon as trustee, principal paying agent and transfer agent, BNY Fund Services (Ireland) Limited and Credit Suisse AG,

(collectively, the “Transactions”).
D.	RGHL has agreed to provide an indemnity to the Indemnitees as defined below in respect of the Transactions as further described below.
It is the intention of RGHL that this document be executed as an agreement (this “Agreement”) in favour and for the benefit of each Indemnitee.
THIS AGREEMENT WITNESSES as follows:
1.	Definitions

“Indemnitee” means each person listed in Part B of the Schedule to this Agreement; and

“Netherlands Guarantors” means the companies listed in Part A of the Schedule to this Agreement.

2.	Indemnification

RGHL shall indemnify each Indemnitee against all legal expenses, losses, liabilities, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges in connection therewith) (collectively, the “Indemnified Liabilities”) incurred by an Indemnitee or on an Indemnitee’s behalf in connection with any proceeding resulting from or relating to decisions the Indemnitee made or any actions the Indemnitee took on behalf of a Netherlands Guarantors in his or her capacity as a director of that company in connection with any transactions or the approval or execution of any resolutions or documents in relation to the Acquisition, the Acquisition Documents, or the Transactions.

3.	Limitations on Indemnification

Notwithstanding any other provision of this Agreement, an Indemnitee shall not be entitled to indemnification under this Agreement:
(a)	to the extent that such indemnification is not permitted by applicable laws; or

(b)	to the extent such Indemnified Liabilities are the result of the bad faith or wilful misconduct of the Indemnitee; or

(c)	to the extent that payment is actually made; or

(d)	to the extent that payment has or will be made to the relevant Indemnitee by the Netherlands Guarantors or any affiliate of RGHL otherwise than pursuant to this Agreement; or

(e)	in connection with any proceeding (or part thereof) initiated by an Indemnitee, unless:
(i)	such indemnification is expressly required to be made by law,

(ii)	the proceeding was authorised by the shareholder(s) (or other decision making organ) of the relevant Netherlands Guarantors; or

(iii)	such indemnification is provided by the Netherlands Guarantors, in its sole discretion, pursuant to the powers vested in the Netherlands Guarantors under applicable law.
4.	Indemnification Procedure
(a)	Each Indemnitee shall give RGHL notice in writing as soon as practicable of any proceeding in relation to that Indemnitee for which indemnification will or could be sought under this Agreement. To obtain indemnification payments or advances under this Agreement, an Indemnitee shall submit to RGHL a written request therefore, together with such invoices or other supporting information as may be reasonably requested by RGHL and reasonably available to the relevant Indemnitee. RGHL shall make such indemnification payment within 15 business days of receipt of such invoices and supporting information.

(b)	There shall be no presumption in favour of indemnification. If there is a dispute between RGHL and an Indemnitee as to whether that Indemnitee is entitled to indemnification, then independent legal counsel shall be selected by the board of directors of RGHL to make such determination. The selected independent legal counsel shall make such determination within 30 business days of being selected and the decision of such independent legal counsel shall be binding upon all RGHL and the relevant Indemnitee;

(c)	Pending the procedures set out in paragraph 4 (a) and 4 (b) of the Agreement the relevant Indemnitee is entitled to immediate relief and assistance in any way possible from RGHL for as far as direct actions against the relevant Indemnitee are taken in connection with any proceeding resulting from or relating to decisions the Indemnitee made or any actions the Indemnitee took on behalf of a Netherlands Guarantors in his or her capacity as a director of that company on written instruction from a direct or indirect shareholder of the relevant Netherlands Guarantors in connection with any transactions or the approval or execution of any resolutions or documents in relation to the Transactions. In case the procedures set out in paragraph 4 (a) and 4 (b) of the Agreement lead to the conclusion that the relevant Indemnitee can not exercise any rights under the Agreement, the relevant Indemnitee shall reimburse any and all costs made by RGHL in relation thereto.
5.	Severability

If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby and shall remain enforceable to the fullest extent permitted by law.

6.	Governing law

This Agreement shall be governed by and its provisions construed in accordance with Netherlands law.

7.	Amendments

No amendment or modification of this Agreement shall be effective unless it is approved in writing by each Indemnitee having the benefit of this Agreement.

8.	Termination

This Agreement shall remain in effect in favour and for the benefit of each Indemnitee until the expiration of 12 months after the date that is the later to occur of:
(a)	the relevant Indemnitee ceasing to serve as a director of the relevant Netherlands Guarantors;

(b)	the date on which all obligations of the relevant Netherlands Guarantor of which that Indemnitee is a director in respect of the Senior Secured Facilities Agreement, the 2009 Notes, the 2010 Notes, the 2007 Senior Notes, the 2007 Senior Subordinated Notes or the relevant intercreditor agreement are expired, terminated or released; and

(c)	the date on which all obligations of the relevant Netherlands Guarantor of which that Indemnitee is a director in respect of the Acquisition Agreements are expired, terminated or released.

IN WITNESS of which this Agreement has been executed and has been delivered on the date stated at the beginning of this Agreement for the benefit and in favour of each Indemnitee.
Reynolds Group Holdings Limited

/s/ Gregory Cole
Name:	Gregory Cole
Director

/s/ [ILLEGIBLE]
Signature of witness

Secretary
Occupation

Auckland
City of Residence

Schedule
Part A

Netherlands Guarantor
•	Closure Systems International B.V.

•	Reynolds Packaging International B.V.
Part B

List of Indemnitees
•	Gregory Alan Cole

•	Bryce McCheyne Murray

•	Eleonora Jongsma

•	Orangefield Trust (Netherlands) B.V.